Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 862,500,000.00		$ 119,111.25
	Total Transaction Valuation:	$ 862,500,000.00
	Total Fees Due for Filing:			$ 119,111.25
	Total Fees Previously Paid:			$ 119,111.25
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated solely for purposes of determining the filing fee. The purchase price of the 0.25% Convertible Senior Notes due 2028 is US$1,000 per US$1,000 principal amount outstanding. As of March 26, 2026, there was US$862,500,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$862,500,000.00 (excluding accrued but unpaid special interest, if any). The filing fee of $119,111.25 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on March 27, 2026 by Li Auto Inc. (File No. 005-91611). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $138.10 per $1,000,000 of the transaction valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources